                                                                    EXHIBIT D-13



                  BEFORE THE CORPORATION COMMISSION OF OKLAHOMA



IN THE MATTER OF THE APPLICATION        )
OF RELIANT ENERGY ARKLA, A DIVISION     )
OF RELIANT ENERGY RESOURCES CORP.,      )      CAUSE NO. PUD 2001-00586
FOR APPROVAL OF A TRANSFER OF           )
PROPERTY AS PART OF A CORPORATE         )      ORDER NO:  463775
RESTRUCTURING                           )

HEARING:        May 15, 2002, before Robert E. Goldfield, Administrative
                Law Judge

APPEARANCES:    Kenny W. Henderson, Senior Counsel, Reliant Energy Arkla and
                Jack P. Fite on behalf of the Applicant

                Lynn Williams, Assistant General Counsel, Oklahoma Corporation Commission for the Commission Staff

                William L. Humes, Assistant Attorney General, for the Attorney General of the State of Oklahoma

                                   FINAL ORDER

BY THE COMMISSION:

         The Corporation Commission of the State of Oklahoma ("Commission") being regularly in session and the undersigned Commissioners being present and participating, the above entitled cause comes on for decision and order of the Commission.

                                       I.

                               PROCEDURAL HISTORY

         On November 13, 2001, Reliant Energy Arkla, a division of Reliant Energy Resources Corp. ("Arkla" or "Applicant") filed an Application pursuant to OAC 165:45-3-5 requesting the Commission to issue an Order granting such authorizations as may be required to permit consummation of the transactions contemplated as a part of corporate restructuring.

         This Commission issued a Procedural Order (No. 461864) on March 25, 2002, setting forth a schedule for discovery and the filing of testimony.

         The Applicant and staff filed testimony and the office of Attorney General filed a Statement of Position. There was no rebuttal testimony filed in the cause.

         Applicant's first witness was Mr. Stephen C. Schaeffer, Senior Vice President, Regulatory Affairs, for Reliant Energy, Incorporated ("REI"). Mr. Schaeffer testified that REI is the corporate parent of various enterprises, including Reliant Energy Resources Corp. ("RERC"), of which Reliant Energy Arkla ("Arkla") is a division.

         According to Mr. Schaeffer, the subject of the Application in this case is the reorganization of the regulated utility operations along functional and geographic lines. The end result of the restructuring will be that Arkla will go from being a division of RERC to being a stand-alone company. As a stand-alone company, the Commission will have a clearly defined corporate entity over which to exercise jurisdiction. Further, Mr. Schaeffer testified that the proposed transaction will have no effect on the Commission's jurisdiction over Arkla or on its ability to regulate Arkla's operations. The books and records will be kept in accordance with the Commission's requirements, and the company will provide access to its books and records as required pursuant to public utility statutes. Arkla's Oklahoma customers will be unaffected by the restructuring and there will not be material changes in Arkla's policies, or operations, because of the restructuring. There will not be changes in the number of employees as a result of the restructuring. Arkla's Oklahoma tariffs will be adopted by CenterPoint Energy Arkla. In essence, the restructuring will result in a name change, but will otherwise be transparent to customers.

         Glen Gregory, CRRA, Manager in the Energy Group for the Public Utility Division, testified on behalf of the Commission staff. According to Mr. Gregory, the Commission should consider the following issues prior to granting approval of the transfer of property as a part of corporation restructuring:

                  1. What are the changes to the operation of the assets of Reliant Energy Arkla that will be transferred to the new company;

                  2. What are the changes in categorization of any assets of Reliant Energy Arkla as a result of transfer of assets;

                  3. What are the financial and accounting impacts on Reliant Energy Arkla resulting from the restructuring that might affect the ability of the Corporation Commission to review and set the rates of Arkla in Cause PUD200200166 or in the future;

                  4. What are the changes to debt and equity financing and other sources of capital resulting from the restructuring that might affect the cost of capital to Arkla in Cause PUD200200166 or in the future;

                  5. What are the effects on Arkla and its Oklahoma operation, including gas procurement resources, distribution facilities, and personnel, as a result of the restructuring;

                  6. What are the changes in natural gas procurement cost that will result from the restructure;

                  7. The rate impact on Oklahoma jurisdiction ratepayers as a result of the restructure;

                  8. What is the impact of and the amount of reorganization cost to be included in Cause PUD200200166 or in the future.

         Mr. Gregory addressed each of the items individually and stated that the primary result of the Application will be that Arkla will become a "stand-alone company" rather than a division of another company within the corporate structure. Further, there will be no changes in the categorization of assets and there will be no changes to methods currently used to allocate costs for utility functions. The capital structure will not change for ratemaking purposes as a result of the restructuring, nor will there be an effect on gas procurement. The restructuring is not to affect gas procurement costs, nor will rates to Oklahoma customers change as a result of the restructuring. According to Mr. Gregory, Arkla has responded in data requests that the reorganization costs will not be included as a recoverable cost. Staff found no reason to object to the approval of the Application as requested.

         The Attorney General's office did not oppose approval of the Application.

                     FINDINGS OF FACT AND CONCLUSIONS OF LAW

         The Commission finds that it has jurisdiction pursuant to OAC 165:
45-3-5.

         The Commission further finds that the transfer of Arkla's property to CenterPoint Arkla, Inc. is consistent with the public interest and should be approved pursuant to OAC 165:45-3-5. The Commission finds that the proposed transaction will not have a detrimental affect on the Commission's jurisdiction over Arkla or on its ability to regulate Arkla's operations. The proposed transaction will result in Arkla being a stand-alone company which will give the Commission a clearly defined corporate entity over which to exercise its jurisdiction.

         The Commission further finds that CenterPoint Arkla, Inc. shall adopt Arkla's tariffs. It will be unnecessary for CenterPoint Arkla, Inc. to file new tariffs. CenterPoint Arkla, Inc. shall maintain its books in accordance with this Commission's requirements, including providing access to its books and records as required under the Public Utility statutes.

                                      ORDER

         IT IS THE ORDER OF THE OKLAHOMA CORPORATION COMMISSION that the proposed transactions is in the public interest and is hereby approved.

         IT IS FURTHER ORDERED that CenterPoint Arkla, Inc. shall adopt Arkla's Oklahoma Corporation Commission approved tariffs for use by the new corporate entity.

                               CORPORATION COMMISSION OF OKLAHOMA

                                ABSTAIN
                               -----------------------------
                               DENISE A. BODE, Chairman

                                /s/ BOB ANTHONY
                               -----------------------------
                               BOB ANTHONY, Vice Chairman

                                /s/ ED APPLE
                               -----------------------------
                               ED APPLE, Commissioner

DONE AND PERFORMED THIS 21 DAY OF MAY, 2002, BY ORDER OF THE COMMISSION:

                                /s/ PEGGY MITCHELL
                               -----------------------------
                               PEGGY MITCHELL, Secretary

                     REPORT OF THE ADMINISTRATIVE LAW JUDGE

         The above and foregoing Final Order is the Report and Recommendations of the Administrative Law Judge.


 /s/ ROBERT E. GOLDFIELD                         May 15, 2002
-------------------------------------           --------------------------------
ROBERT E. GOLDFIELD                             Date
Administrative Law Judge